PROSPECTUS


                                PMC-SIERRA, INC.


                            1994 INCENTIVE STOCK PLAN
                        (as amended and restated through)
                                August 23, 2002)


         This Prospectus relates to shares of common stock (the "Common Stock") of PMC-Sierra, Inc. (the "Company") offered to employees, consultants and directors of the Company pursuant to options granted under the Company's 1994 Incentive Stock Plan (the "Plan"). The terms and conditions of grants made pursuant to the Plan, including the prices of the shares of Common Stock, are governed by the provisions of the Plan and the agreements thereunder.


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             THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
                   SECURITIES THAT HAVE BEEN REGISTERED UNDER
                     THE SECURITIES ACT OF 1933, AS AMENDED.

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         The Company's  executive offices are located at Mission Tower One, 3975
Freedom Circle, Santa Clara, CA 95054, and its telephone number at that location is (408) 239-8000.




                 The date of this Prospectus is August 23, 2002

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         This  Prospectus  contains  information  concerning the Company and the
Plan but does not contain all the information set forth in the Registration Statement on Form S-8 for the Plan which the Company has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement, including the exhibits thereto, may be inspected at the Commission's office in Washington, D.C.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, (i) a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents, and (ii) a copy of any other documents required to be delivered to optionees under the Plan pursuant to Rule 428(b) under the Securities Act, including the Company's most recent Annual Report to Shareholders, proxy statement and other communications distributed to its shareholders generally. Requests for such copies and requests for additional information about the Plan and its Administrator should be directed to the Stock Administration Department of PMC-Sierra, Inc., at Mission Tower One, 3975 Freedom Circle, Santa Clara, CA 95054. The telephone number is (408) 239-8000.

         Except for the written information provided by the Treasurer, the Company has not authorized any information or representations, other than those contained in this Prospectus, to be given or made in connection with the Plan. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offering in any state in which such offering may not lawfully be made.




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                         QUESTIONS AND ANSWERS ABOUT THE
                                PMC-SIERRA, INC.

                            1994 INCENTIVE STOCK PLAN


What is the 1994 Incentive Stock Plan?

         The Company's 1994 Incentive Stock Plan (the "Plan") was adopted in January 1994 by PMC-Sierra, Inc. to enable employees and consultants of the Company or any parent or subsidiary to own stock in the Company.

         The Plan is not a qualified deferred compensation plan under 401(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"), nor is it subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Plan will expire by its own terms in January 2004, unless terminated sooner by the board of directors of the Company.


How Many Shares of Stock are Reserved for Issuance Under the Plan?

         As of January 2002, approximately 47.7 million shares of Common Stock were reserved for issuance under the Plan. On the first day of January of each subsequent year, a number of shares of Common Stock equal to the lesser of (i) 5% of the outstanding shares on such date, (ii) 45,000,000 shares, or (iii) a lesser amount as determined by the Company's Board of Directors, will be added to the shares reserved for issuance under the Plan.


Who Administers the Plan?

         The Board of Directors and a compensation committee (the "Committee") appointed by the Board of Directors of the Company administers the Plan. The Committee is currently composed of two non-employee directors of the Company. Members of the Board of Directors are elected to serve until the next annual meeting of shareholders. In addition, two directors serve as members of a Stock Option Committee (acting together) to approve stock option grants of up to 25,000 shares per person, provided such grant does not include any person subject to Section 16 of the Securities Exchange Act of 1934. The Company's Board of directors are elected to one- year terms and may generally be removed from office upon a sufficient vote by the Company's shareholders.

         The Committee has final authority to interpret any provision of the Plan or any grant made under the Plan.


Who is Eligible to Participate in the Plan?

         Only employees of the Company or any subsidiary of the Company are eligible to receive incentive stock options ("ISOs").

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         Employees, outside directors,  directors and consultants of the Company or any subsidiary of the Company are eligible to receive nonstatutory stock options ("NSOs").


Who Selects the Employees and Consultants Who Receive Grants?

         The Compensation Committee and the Stock Option Committee select the employees, consultants, and directors of the parent and subsidiary companies, who receive options or rights under the Plan, and, subject to the provisions of the Plan, determines the terms of each option or right and the number of shares subject to each option.


What Kinds of Grants are Permitted Under the Plan?

         The Plan permits the Company to grant ISOs and NSOs. These grants are described below. The "Tax Information" section summarizes the tax treatment of each of these grants.


What is a Stock Option?

         An option is a right to buy stock. ISOs are options that qualify for preferred tax treatment under Section 422 of the Code. NSOs are options that do not qualify as ISOs.

         In order to receive the benefits of the ISO preferential tax treatment, employees must meet, among other things, the holding requirements of Code
Section 422. The holding requirements mean that you may not dispose of the Company's Common Stock, the underlying option of which was an ISO, two years from the grant date and one year from the exercise date. If the ISO shares were sold or gifted before the holding period is satisfied, a "disqualifying disposition" occurs, which means the ISO, for tax purposes, will be treated as an NSO.

         The Administrator determines the term of each option and the time each option may be exercised. However, the term of an option may not exceed ten years from the date of its grant.

         The Administrator also determines the option exercise price. However, the exercise price of an ISO may not be less than the fair market value of the Common Stock on the date of grant. In the event an optionee is a 10% shareholder, the exercise price of an ISO may not be less than 110% of the fair market value on the date of grant and its term may not exceed five years.

         If an optionee terminates his or her employment or consulting relationship for any reason, his or her option may be exercised to the extent it was exercisable at the date of such termination for a period of time determined by the Committee at the time the option is granted. In the case of a termination other than for disability or death, the period for exercise following termination may not exceed 90 days. The specific period applicable to an option is set forth in the option agreement. In the case of termination for disability or death, the period for exercise is 12 months. In the case of death within three months of termination, the period for exercise is 12 months from the date of death. In no event may an option be exercised after the expiration of the original term of the option.

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         The Administrator determines how an optionee may pay the exercise price of an option.  The Plan  specifically  states that the following are  acceptable forms of consideration: cash, check, promissory note, certain other shares of Common Stock, or delivery of irrevocable instructions to a broker to deliver to the Company the appropriate amount of proceeds from the sale or loan of the shares exercised (often referred to as a "cashless exercise"). Subject to certain restrictions, an optionee who incurs a tax liability upon the exercise of an option may satisfy any withholding obligation by electing to have the
Company  retain  a  sufficient   number  of  shares  to  cover  the  withholding
obligation. However, the methods of option exercise can be limited to the terms and conditions of each individual's agreement.


What Is a Stock Purchase Right?

         A stock purchase right is a right to buy shares of our common stock. The Administrator determines the terms and conditions under which shares of the Company's Common Stock may be purchased pursuant to a stock purchase right. If you are granted a stock purchase right, we will generally retain the right to repurchase the shares of Common Stock at their original purchase price if an optionee's employment, director or consulting relationship is terminated. The Administrator determines the schedule as to which a repurchase right will lapse each year.


Is There A Limit To The Number of ISOs Employees May Receive?

         ISO tax treatment applies only to the first $100,000 of stock that vests or becomes exercisable in each calendar year. Any options exceeding the $100,000 limitation will automatically be treated as NSOs. The $100,000 limit is calculated using the exercise price of the option granted. For example, if you were granted an option to purchase 10,000 shares of common stock, with an exercise price of $100 per share, vesting at the rate of 2,500 shares per year, the first 1,000 shares would qualify for ISO treatment provided that there were no other prior ISO options vesting in the same year. This limitation is applied to ISOs in the order in which the ISOs were granted.


In Case of ISO Disqualifying Dispositions, Should the Employees Inform the Company?

         If the ISO holding requirements are not met (if an optionee disposes the stock within two years from the grant date and one year from the exercise date), a disqualifying disposition has occurred. In this case, the employees should notify the Company shortly after such disqualifying dispositions.


What Terms Apply to All Options?

         Written Agreements. Each option granted under the Plan will be evidenced by a written agreement between the Company and the employee or consultant to whom the award is granted. The written agreement may be delivered electronically or in paper form at the Company's discretion.

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         Rule  16b-3.  Awards  granted to  persons  subject to Section 16 of the
Exchange  Act,  referred  to  as  "Insiders,"  are  subject  to  any  additional
applicable  restrictions  under  Rule  16b-3.  See  "Additional   Considerations
Applicable to Section 16 Insiders."

         Non-transferability of Options. Options granted under the Plan are non-transferable by the participant other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order. Options may be exercised during the lifetime of the participant only by the participant.

         Adjustment on Changes in Capitalization. In the event any change, such as a stock split or dividend, is made in the Company's capitalization which results in an increase or decrease in the number of issued shares of Common Stock without receipt of consideration by the Company, an appropriate adjustment will be made in the price of each option and in the number of shares subject to each option. In the event of a proposed dissolution or liquidation of the Company, all outstanding options will automatically terminate immediately prior to the consummation of such proposed action. The board may in its discretion, however, provide for the acceleration of the exercisability of any option under the Plan in such event.

         Effect of Acquisition of the Company. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option shall be assumed or substituted by the successor corporation (or a parent or subsidiary or such successor corporation). Alternatively, the board may, in its discretion, provide for optionees to have the right to exercise their options as to all of the underlying shares, including shares as to which the options would not otherwise be exercisable. If the board determines that options will be made exercisable in lieu of assumption or substitution, the board will notify the optionees that the options will be exercisable for a period of 15 days from such notice, after which the options will terminate. However, in the event members of the Company's Board of Directors are "outside directors," (i.e., they are not employees of the Company), and following such sale of all or substantially all of the assets of the Company or the merger of the Company such outside director is terminated other than by voluntary resignation, the options granted to such individual shall fully accelerate and become exercisable.

         Amendment and Termination. The board of directors may amend, alter, suspend or discontinue the Plan at any time, but such amendment, alteration, suspension or discontinuation may not adversely affect any outstanding option without the consent of the holder. To the extent necessary and desirable to comply with Rule 16b-3 under the Exchange Act or Section 422 of the Code (or any other applicable law or regulation, including the rules of the New York Stock Exchange), the Company must obtain stockholder approval of certain amendments to the Plan in the manner and to the degree required by such laws and regulations.


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TAX INFORMATION

         The following is a brief summary of the effect of U.S. federal income tax laws upon options granted under the Plan based on U.S. federal securities and income tax laws in effect as of August 23, 2002.

         This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant's death or the provisions of any income tax laws of any municipality, state or foreign country in which an optionee may reside. An optionee should consult his or her own tax advisor regarding the taxation of these options. Optionees who reside outside of the United States should consult with local tax advisors regarding the impact of local taxation on their options before doing any transactions.

         Incentive Stock Options. No taxable income is recognized by the optionee upon the grant or exercise of an ISO (unless the alternative minimum tax rules apply). If Common Stock is issued to an optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of the shares is made by the optionee within two years after the date of grant or within one year after the issuance of such shares to the optionee, then (i) upon the resale of such shares, any amount realized in excess of the option exercise price will be treated as a long-term capital gain and any loss sustained will be a long-term capital loss, and (ii) no deduction will be allowed to the Company for federal income tax purposes.

         If Common Stock acquired upon the exercise of an ISO is disposed of before the expiration of either holding period described above, generally (i) the optionee will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the option exercise price paid for such shares, and (ii) the Company is entitled to a tax deduction in the same amount. Any further gain or loss realized by the participant will be taxed as short-term or long-term capital gain or loss, as the case may be, and will not result in any deduction by the Company. Different rules may apply if shares are purchased by an optionee who is also a Section 16 Insider. For the rules that apply to Section 16 Insiders with respect to any grants made under the Plan, see the discussion below under "Additional Considerations Applicable to Section 16 Insiders."

         Nonstatutory Stock Options. With respect to NSOs: (i) no income is recognized by the optionee at the time the option is granted; (ii) generally, at exercise, ordinary income is recognized by the optionee in an amount equal to the difference between the option exercise price paid for the shares and the fair market value of the shares on the date of exercise, and the Company is entitled to a tax deduction in the same amount; and (iii) upon disposition of the shares, any gain or loss is treated as capital gain or loss. In the case of an optionee who is also an employee at the time of grant, any income recognized upon exercise of an NSO will constitute wages for which withholding will be required.

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         Stock  Purchase  Rights.  Generally,  no income will be  recognized  in connection with the grant of a stock purchase right or the exercise of the right for unvested stock, unless an election under Section 83(b) of the Code is filed with the Internal Revenue Service within thirty (30) days of the date of the exercise of the stock purchase right. Otherwise, as the Company's repurchase right lapses, the participant recognizes compensation income in an amount equal to the difference between the fair market value of the stock at the time the Company's repurchase rights lapses and the amount paid for the stock, if any. Upon the disposition of the shares, any gain or loss is treated as capital gain or loss. If the participant is also an employee, any amount treated as compensation will be subject to tax withholding by the Company, and the Company will be entitled to a tax deduction in that amount at the time ordinary income is includible in the participant's income in connection with the stock purchase right.

         Alternative Minimum Tax. The exercise of an ISO granted under the Plan may subject the optionee to the alternative minimum tax ("AMT") under Section 55 of the Code. In computing alternative minimum taxable income, shares purchased upon exercise of an ISO are treated as if they had been acquired by the optionee pursuant to an NSO. This may be particularly significant if shares subject to a repurchase option of the Company are purchased upon exercise of an ISO or if the optionee is subject to Section 16(b) of the Exchange Act. See "Nonstatutory Stock Options," above. Under certain circumstances, an optionee may affect the timing and measurement of AMT by filing an election with the Internal Revenue Service under Section 83(b) within 30 days after the date of exercise of an ISO. Accordingly, an optionee should consult his or her own tax advisor prior to exercising an ISO concerning the advisability of filing an election under
Section 83(b) of the Code for alternative minimum tax purposes.

         If an optionee pays AMT in excess of his or her regular tax liability, the amount of such AMT relating to ISOs may be carried forward as a credit against any subsequent years' regular tax in excess of the AMT.


ADDITIONAL CONSIDERATIONS APPLICABLE TO SECTION 16 INSIDERS

         In certain circumstances, where the participant is an officer (as that term is used in Section 16 of the Exchange Act), director or beneficial owner of more than 10% of the Common Stock of the Company, the date upon which tax liability is incurred with respect to grants under the Plan may be deferred unless the optionee or right holder files an election with the Internal Revenue Service under Section 83(b) of the Code. All Section 16 Insiders are advised to consult with their personal tax advisors regarding the tax consequences of exercising options or rights under the Plan and the advisability of filing an election under Section 83(b) of the Code. In addition, all Section 16 Insiders are advised to consult with the Company's General Counsel and with their own personal advisors regarding reporting and liability under Section 16 with respect to their transactions under the Plan.

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INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents and information heretofore filed by the Company
with  the  Securities  and  Exchange   Commission  are  hereby  incorporated  by
reference:

         (A) The Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2001.

         (B) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002.

         (C) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2002.

         (D) The description of the Company's Common Stock contained in the Registration Statement on Form 8-A filed on March 21, 1991 (incorporating by reference the Registration Statement on Form S-1, File No. 33-39406), as amended by the Registration Statements on Form 8-A12G filed on May 14, 2001 and November 20, 2001.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.

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